UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 21, 2005

(Date of earliest event reported)

BIOPURE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15167	04-2836871

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11 Hurley Street, Cambridge, Massachusetts 02141

(Address of principal executive offices, including zip code)

(617) 234-6500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement

Item 1.02. Termination of a Material Definitive Agreement

     On January 21, 2005, Biopure Corporation (“the Company”) entered into a Settlement Agreement with Network Healthcare Holdings Limited (“Netcare”) and Tshepo Pharmaceuticals (Pty) Limited (“Tshepo”) pursuant to which the parties agreed to settle certain claims relating to reimbursable expenses and distribution rights for Hemopure® in South Africa. The Settlement Agreement finalized the termination, effective as of June 1, 2004, of the sole distributor agreement entered into in 2000, and amended in 2001, between the Company, Tshepo and Netcare. That agreement gave Tshepo the exclusive right to apply for, hold and market pursuant to product registrations in Sub-Saharan Africa.

     In connection with the Settlement Agreement, the Company paid $250,000 in reimbursable expenses claimed by Netcare, of which the Company had accrued $175,000 as of October 31, 2004. The Company also agreed to issue 1,600,000 shares of its Class A common stock to affiliates of Tshepo, which will appear as a one-time non-cash expense of approximately $824,000 in the Company’s financial statements for the first quarter of fiscal 2005 ended January 31, 2005. The Company terminated the distribution agreement in accordance with its terms. Subsequently, Netcare made a claim for its reimbursable expenses in a court proceeding in South Africa; the proceeding is to be dismissed and the registration to market Hemopure in South Africa transferred to the Company’s nominee as part of the settlement. A copy of the Settlement Agreement is attached as an Exhibit to this 8-K.

Item 9.01. Financial Statements and Exhibits

(a) Exhibits

     10.1 Settlement Agreement between Biopure Corporation, Network Healthcare Holdings Limited and Tshepo Pharmaceuticals Limited.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIOPURE CORPORATION
Date: February 1, 2005	By:	/s/ Francis H. Murphy
Francis H. Murphy
Chief Financial Officer